Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A Ordinary Shares of Pioneer Acquisition I Corp, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of May 15, 2026.

Dated: May 15, 2026

WESTCHESTER CAPITAL MANAGEMENT, LLC

By:	/s/ CaSaundra Wu
	Name:	CaSaundra Wu
	Title:	Chief Compliance Officer

WESTCHESTER CAPITAL PARTNERS, LLC

By:	/s/ CaSaundra Wu
	Name:	CaSaundra Wu
	Title:	Chief Compliance Officer

VIRTUS INVESTMENT ADVISERS, LLC

By:	/s/ Chetram Persaud
	Name:	Chetram Persaud
	Title:	Chief Compliance Officer